Exhibit 3.1

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                  XPEDIAN, INC.


     On October 23, 2001, the Board of Directors of Xpedian, Inc. passed a resolution that Article I of the Articles of Incorporation be amended. The corporation is filing these Articles of Amendment to the Articles of Incorporation, pursuant to F.S. 607.1006.

1.       The name of the corporation is Xpedian, Inc.

     2. Article I of the Articles of Incorporation of Xpedian, Inc. shall be amended as follows:

                                 ARTICLE I. Name

The name of the corporation shall be changed to:

                                Gala Hospitality Corporation

                  Shareholder approval is not required to file these Articles of Amendment to the Articles of Incorporation.

         IN WITNESS WHEREOF, the undersigned President of this corporation has executed these Articles of Amendment this 23rd day of October, 2001.

                                                     Xpedian, Inc.



                             /s/ Jeffrey M. Stoller

                                                     Jeffrey M. Stoller
                                                     President and CEO

Prepared by:
L. Van Stillman, Esq.
1177 George Bush Blvd., Suite 308
Delray Beach, FL 33431
561-330-9903 telephone
561-330-9116 facsimile
FL Bar No. 165520